EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 3, 2004 relating to the financial statements of Trident Microsystems, Inc., which appears in Trident Microsystems, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2004.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, California
June 6, 2005